Exhibit (a)(5)(cxxxiv)

LATHAM & WATKINS LLP

J. Thomas Rosch (Bar No. 37668)

Gregory P. Lindstrom (Bar No. 82334)

Daniel M. Wall (Bar No. 102580)

505 Montgomery Street, Suite 1900

San Francisco, California 94111-2562

Telephone: (415) 391-0600

Facsimile: (415) 395-8095

ORACLE CORPORATION

Dorian Daley (Bar No. 129049)

Jeffrey S. Ross (Bar No. 138172)

500 Oracle Parkway, 7th Floor

Redwood Shores, California 94065

Telephone: (650) 506-5200

Facsimile: (650) 506-7114

Attorneys for Defendant

ORACLE CORPORATION

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO JUDICIAL DISTRICT

UNITED STATES OF AMERICA, et al.,	CASE NO. C 04-0807 VRW

Plaintiffs,	ORACLE CORPORATION’S PROPOSED CONCLUSIONS OF LAW
v.

ORACLE CORPORATION,

Defendant.

Defendant Oracle Corporation (“Oracle”) hereby proposes the following Conclusions of Law:

LATHAM & WATKINSLLP	ORACLE CORPORATION’S PROPOSED CONCLUSIONS OF LAW CASE NO. C 04-807 VRW

TABLE OF CONTENTS

THE STATUTE	2

THE BURDEN OF PROOF	2

THE BURDEN OF PROVING A RELEVANT MARKET	2

THE PRODUCT MARKET	3

The Proposed Relevant Markets Do Not Correspond to the Scope of Real-World Transactions	3

The Relevant Market Includes EAS Software From So-Called Mid-Market Vendors, Best-of-Breed Vendors, Outsourcing Providers, and Incumbent Systems	7

“High Function HRM and FMS Software” Is Not a Distinct Product, and is Too Imprecise to Define a Relevant Product Market	13

Because High-Function Software is in Reality Defined by Customer Characteristics, it Could Support a Market Only if Based on Price Discrimination	19

Conclusion on Product Market Definition	22

THE GEOGRAPHIC MARKET	22

THE BURDEN OF PROVING SUBSTANTIAL LESSENING OF COMPETITION	26

UNILATERAL EFFECTS	29

ENTRY AND EXPANSION	35

BUYER POWER	38

DYNAMIC COMPETITION AND INNOVATION	39

HARM TO THE PEOPLESOFT INSTALLED BASE	41

EFFICIENCIES	43

CONCLUSION	46

THE STATUTE

1. To violate Section 7 of the Clayton Act, Oracle’s acquisition of PeopleSoft must threaten “substantially to lessen competition or tend to create a monopoly” in a “line of commerce.” 15 U.S.C. § 18.

THE BURDEN OF PROOF

2. The Plaintiffs have the burden of proving a “reasonable probability” of substantial competitive harm; a mere possibility will not suffice. United States v. Marine Bancorporation, Inc., 418 U.S. 602, 622-23 (1974); United States v. Sungard Sys. Inc., 172 F. Supp. 2d 172, 180 (D.D.C. 2001); New York v. Kraft General Foods, Inc., 926 F. Supp. 321, 358-59 (S.D.N.Y. 1995).

3. Public policy dictates strict adherence to the burden of proof in an antitrust case challenging a merger. The government itself has acknowledged in its Merger Guidelines that the “efficiency-enhancing potential” of mergers can “benefit” the economy. Revised Section 4, Merger Guidelines, April 8, 1997. Enjoining a merger that will not actually harm competition can therefore result in significant economic loss. United States v. LTV Corp., 1984-2 Trade Cas. (CCH) ¶ 66,133 at 66,343 (D.D.C. 1984). Thus, in this, as in other instances where significant error costs are associated with misapplication of the antitrust laws, particular care should be taken to ensure that the basis for antitrust intervention is clearly established. Cf. Matsushita Elec. Indus. Co. v. Zenith Radio Corp., 475 U.S. 574, 594 (1986) (mistaken inferences can discourage procompetitive pricing); Monsanto Co. v. Spray-Rite Service Corp., 465 U.S. 752, 763-65 (1984) (mistaken inferences can discourage efficient vertical communication).

THE BURDEN OF PROVING A RELEVANT MARKET

4. As the “first step” in establishing a Section 7 violation, the government has the burden of properly defining the relevant market. FTC v. Tenet Health Care Corp., 186 F.3d 1045, 1051-52 (8th Cir. 1999); Sungard, 172 F. Supp. 2d at 181; California v. Sutter Health Sys., 84 F. Supp. 2d 1057, 1066 (N.D. Cal. 2000), aff’d mem., 217 F.3d 846 (9th Cir. 2000).

ORACLE CORPORATION’S
	2	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

5. The relevant market has both geographic and product dimensions. Brown Shoe Co. v. United States, 370 U.S. 294, 324-28 (1962). The relevant market must be “well-defined” in both respects. Tenet, 186 F.3d at 1052. This means that the government must define the market with sufficient specificity that it can be determined “who is in and who is out of the market,” In re Midcon Corp., 112 F.T.C. 93, 141 (1989), and which sales are relevant to calculating marketing shares. United States v. Eastman Kodak Co., 63 F.3d 95, 102-106 (2d Cir. 1995); see also United States v. General Dynamics Corp., 415 U.S. 486, 494-504 (1974). Otherwise, competitive effects cannot be confidently predicted. Midcon, 112 F.T.C. at 141; United States v. Baker Hughes, Inc., 731 F. Supp 3, 7 (D.D.C. 1980) (“‘[t]he relevant market proposed by the [government] is too amorphous to be subjected to the hard economic analysis required by § 7.’”) aff’d. 908 F.2d 981 (D.C. Cir. 1990) (quoting Carter Hawley Hale Stores v. Limited Inc., 587 F. Supp. 246, 253 (C.D. Cal. 1984)).

THE PRODUCT MARKET

6. The government claims that the relevant product markets consist of “high function” HRM and FMS software. Complaint ¶ 23. For each of the following reasons, any one of which would be sufficient, the Court rejects the Plaintiffs’ contention that “high-function” FMS and HRM software constitute relevant product markets.

The Proposed Relevant Markets Do Not Correspond to the Scope of Real-World Transactions.

7. Market definition begins with an understanding of the products of the merging firms, i.e., what they sell in commerce. Merger Guidelines ¶ 1.11. The next steps in the analysis, identifying and assessing current and potential demand and supply responses that constrain competitive behavior, require a clear understanding of market realities – the products and transactions that comprise the interactions between buyers and sellers.

8. Plaintiffs’ alleged relevant product markets are limited to FMS and HRM software only, and only to “core” FMS and HRM software. More specifically, Plaintiffs propose to include in the markets only General Ledger, Accounts Payable, Accounts Receivable and Asset Management software in the case of FMS, and only Employee Record, Benefits and Payroll software in the case of HRM. Plaintiffs propose that suites of these most basic software programs in the HR and Financial Management “pillars” are the relevant products.

ORACLE CORPORATION’S
	3	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

9. Plaintiffs thus propose “cluster markets.” See, e.g., United States v. Grinnell Corp., 384 U.S. 563, 572 (1966) (fire and burglary protection were part of a “cluster” of services generally sold and bought together – “accredited central station [alarm] services”); United States v. Central State Bank, 621 F. Supp. 1276, 1291-92 (W.D. Mich. 1985) (rejecting proposed relevant markets of transactional accounts and small loans where those were components of the cluster of banking services sold by the merging parties). There is nothing wrong with this in concept, but a foundational problem with Plaintiffs’ approach is that the proposed clusters – core HRM and/or FMS – rarely correspond to what is actually bought and sold in commerce. That is, very few transactions are just for core HRM and/or FMS. To the contrary, the great majority of the EAS transactions documented in the record are much broader deals involving, often predominantly, software modules or types outside the confines of the alleged relevant product market. These may be “non-core” FMS and HRM modules, other types of EAS software such as SCM or CRM, applications servers and other middleware, and in Oracle’s case, database software. Indeed, the sample of Oracle discount request forms used by the government’s experts for their analyses showed that broader clusters were involved in almost every case.

10. Importantly, there is no evidence (nor really any claim) that Oracle or other EAS vendors separately price the core FMS and HRM components of a deal in order to account for the supposed “oligopoly” characteristics of the putative relevant markets. Rather, the evidence indicates the entire bundle of software represented by any deal, whatever its composition, is generally priced as a whole with a so-called “blended discount.” Oracle’s chief economic expert likened this to “salad bar” pricing, in which whatever combination of items a customer selects is weighed and priced as a single product. (Trial Transcript (hereinafter “Tr.”) 3813:23-3814:2 (J. Hausman)). Indeed, in one notable example (because it was selected by Plaintiffs’ expert, Professor Elzinga, as typical), the core HR modules were nominally free (discounted 100%). (Tr. 2398-2399 (K. Elzinga)).

ORACLE CORPORATION’S
	4	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

11. The general prevalence of large, multi-product bundles in the transactions at issue makes it impossible to analyze competition by reference to the Plaintiffs’ concept of core FMS and HRM. Plaintiffs’ own economic analysis demonstrates that in many transactions that Plaintiffs deem typical, there are many competing vendors, including point solution providers, CRM vendors, SCM vendors, middleware vendors and database software vendors. Sometimes these other vendors compete for only a piece of a deal, sometimes teams of vendors compete for the whole. Regardless, all such firms influence and constrain the pricing of the suite vendors because, as noted, the pricing of the suite vendors tends not to distinguish between the particular types of EAS software in the bundles they sell. Furthermore, Plaintiffs do not deny that Oracle faces vigorous competition for the sale of EAS products other than core FMS and HRM, for its database software and for the various services it sells.

12. The record shows that Oracle understands that if it were to try to charge supra-competitive prices for its core HRM or FMS software, it would be at risk of losing immediate and future sales of those other products and services. Furthermore, the record shows that the lost profits resulting from such lost sales would be substantial because Oracle’s marginal costs are so low. As a matter of law, that requires either expanding the market to include the broader bundle and the competitors therefor, or factoring in such competition in the analysis of whether Oracle could exercise unilateral market power. See Eastman Kodak Co. v. Image Technical Servs., Inc., 504 U.S. 451, 469 n.15 (1992) (considering argument that systems competition would discipline pricing of allegedly monopolized components: “Whether considered in the conceptual category of ‘market definition’ or ‘market power,’ the ultimate inquiry is the same – whether competition in the equipment market will significantly restrain power in the service and parts market.”). In no event can these real-world competitive forces be ignored. Antitrust law presumes that firms act in their self-interest. Adaptive Power Solutions, LLC v. Hughes Missile Sys. Co., 141 F.3d 947, 952-53 (9th Cir. 1998). Here, that requires the Court to assume that EAS vendors are constrained by all the competition they face as they try to capture as much of the customer’s business as possible.

ORACLE CORPORATION’S
	5	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

13. Plaintiffs have frequently invoked the example of a beer and wine distributor that has a local monopoly in beer distribution. Such a distributor, Plaintiffs claim, would charge supracompetitive prices for beer even if it faced competition in wine. (Tr. 2402:13-2403:4 (Elzinga)). The analogy fails because EAS vendors tend not to distinguish (or discriminate, if you will) between different kinds of software when setting prices. Rather, they tend to sell and discount the entire bundle they are offering as if it were a single product. Indeed, the Oracle “HQApps” discount approval forms about which Plaintiffs make so much do not indicate the proportion of software in any deal that comes from particular pillars or is “core.” This practice cannot be reconciled with Plaintiffs’ argument that the relevant markets are differentiated oligopolies, in which case one would expect Oracle to monitor carefully opportunities to engage in oligopoly pricing.

14. It must also be noted that if there were “markets” for the sale to very large (multi-billion dollar) corporations of core HRM and FMS, they would be extremely small, reflecting the minor part these modules play in typical market transactions. Oracle’s Co-President, Safra Catz, testified that when Oracle attempted to identify sales to companies on a Department of Justice-provided “proxy list” of large, global enterprises whose purchases included some HRM or FMS software, it was able to identify only sixteen such transactions over a nine-month period in 2003, collectively accounting for less than $18 million of total EAS revenues, and only $2 million in FMS and HRM revenues. (Tr. 3454:7-3456:16 (S. Catz)). It thus appears that Plaintiffs’ efforts to identify “markets” in which allegations of high concentration seem facially plausible has resulted in a case focused on a tiny slice of the multibillion dollar EAS industry.

15. In any event, it is Plaintiffs’ burden, not Oracle’s nor the Court’s, to define the relevant markets. This first reason Plaintiffs have failed to do so is that they have not correctly identified, described and accounted for the scope of the transactions in which core FMS or HRM software is actually sold.

ORACLE CORPORATION’S
	6	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

The Relevant Market Includes EAS Software from So-Called Mid-Market Vendors, Best-of-Breed Vendors, Outsourcing Providers, and Incumbent Systems.

16. The government has alleged that the only vendors of “high function” HRM and FMS are Oracle, SAP and/or PeopleSoft. Complaint ¶¶ 9, 31. This effectively limits the pleaded relevant product market to the HRM and FMS of those three vendors (or, for some customers who are not identified, to the products of Oracle and PeopleSoft alone). However, as a matter of law, the relevant product market must include “all alternatives to which customers could practicably turn .... should the merger be consummated and prices become anticompetitive.” Tenet, 186 F.3d at 1052; see also FTC v. Freeman Hosp., 69 F.3d 260, 269 (8th Cir. 1995). Those alternatives must include all products that reasonably could satisfy a customer’s needs, not just the alternatives that a given customer may prefer. Donnelley, 120 F.T.C. at 129 n.65; Robert Pitofsky, New Definitions of the Relevant Market and the Assault on Antitrust, 90 Colum. L. Rev. 1805, 1806 (1990). More specifically, the relevant product market must include the products of all vendors “who have the ‘actual or potential’ ability to deprive each other of significant levels of business.” Rebel Oil Co. v. Atl. Richfield Co., 51 F.3d 1421, 1434 (9th Cir. 1995); Thurman Ind. v. Pay N’ Pak Stores, Inc., 875 F.2d 1369, 1374 (9th Cir. 1989). The Court finds that these principles mandate the inclusion in the relevant markets of what Plaintiffs pejoratively call “mid-market vendors,” plus best-of-breed vendors, outsourcing providers, and incumbent systems.1

17. As a preliminary matter, it is important to note that the relevant question from an antitrust perspective is not whether there are other firms that could equal SAP, Oracle or PeopleSoft in terms of scale and scope of product offerings. These three firms are clearly the largest and most ubiquitous EAS vendors in the world, competing in more geographies and industries than others. In general, other vendors are more specialized, concentrating on parts of

[1]	For convenience, the Court will adopt the convention of referring to EAS vendors other than SAP, Oracle and PeopleSoft as “mid-market” vendors. This should not be taken to imply agreement with Plaintiffs’ argument that such vendors do not compete with SAP, Oracle and PeopleSoft for large enterprise business.

ORACLE CORPORATION’S
	7	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

the relevant markets. Ubiquity, however, is not the test for competitiveness. The question in a merger analysis is whether other firms offering competitive products and services could, individually or collectively, constrain post-merger behavior by depriving Oracle of sufficient business to make a post-merger price increase unprofitable. This typically occurs because “marginal customers,” the most elastic, defect to other rivals, and it often takes only a relatively small fraction of the total customer base to defect before a price increase would be unprofitable. See Tenet, 186 F.3d at 1053 (describing “critical loss” analysis); United States v. Engelhard Corp., 126 F.3d 1302, 1306 (11th Cir. 1997) (“If a sufficient number of customers switch to alternative products, then the hypothetical … price increase can become unprofitable. Furthermore, it is possible for only a few customers who switch to alternatives to make the price increase unprofitable, thereby protecting a larger number of customers who would have acquiesced in higher … prices.”). The question, therefore, is whether Plaintiffs’ proposed market of the three largest EAS vendors stands up to the scrutiny of rigorous antitrust analysis. If it does not, it makes no difference that in a non-antitrust sense these three vendors constitute some “Tier 1” grouping.

18. Plaintiffs’ experts have done nothing to address the market definition issues in this case with economic rigor. In particular, they have done nothing to study systematically or quantitatively the potential loss of marginal customers to mid-market vendors, best-of-breed vendors, or outsourcing providers should a hypothetical cartel of SAP, Oracle and PeopleSoft raise prices. (Tr. 2291:5-16 (Elzinga)). They have at least implicitly assumed, and in Professor Iansiti’s case explicitly asserted, that a vendor must be able to meet “high-function needs” “consistently” to be included in the market. (Tr. 2084:14-16 (Iansiti) (arguing there are “no additional software vendors capable of consistently meeting enterprise HR and FMS requirements”). This is the wrong standard. If so-called mid-market vendors, best-of-breed vendors, or outsourcing providers (individually or collectively) can deprive Oracle of enough business to render a post-merger price increase unprofitable, their products must be included in the relevant market. Thurman Indus., 875 F.2d at 1374; Rebel Oil, 51 F.3d at 1434.

ORACLE CORPORATION’S
	8	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

19. The evidence at trial demonstrates that so-called mid-market vendors have the actual and potential ability to deprive the larger vendors of substantial levels of business, even at current market prices and in the case of large enterprise customers.

20. First, numerous vendors other than SAP, Oracle and PeopleSoft have core FMS and HRM products. Microsoft (with its Axapta product), Lawson, AMS, GEAC, SSA Baan, and ADP are among the additional vendors with core HRM and/or FMS products. Dozens of examples were provided at trial of actual wins by these vendors and others for the HRM or FMS business of large and complex enterprises, and many more appearances in the final rounds of EAS procurements. At the very least this evidence required Plaintiffs to demonstrate that the amount of business at risk to mid-market vendors was too small to discipline a post-merger price increase by “high-function” vendors. Plaintiffs failed to carry that burden, attempting instead to marginalize the mid-market vendors’ wins qualitatively, on the grounds they were only serving large customers that, because they employed decentralized EAS strategies, were not complex. No evidence supported this argument. Whether to adopt a centralized EAS system (in which case SAP, Oracle and PeopleSoft products arguably become more attractive) or a decentralized set of solutions is simply a choice that customers make in light of competitive options. A market cannot be defined solely around the products that best meet the needs of those who pursue one of the available product options. See Engelhard, 126 F.3d at 1306 (discussed below).

21. In fact, the primary difference between the “high-function” and “mid-market” vendors evident at trial was vertical specialization. Smaller vendors such as Lawson, AMS and SCT tend to concentrate on particular verticals where they can build differentiating industry expertise. Lawson, for example, has become a very strong vendor in the Healthcare vertical (among others), serving seven of the top ten healthcare providers in the United States. AMS specializes in solutions for the public sector. SCT concentrates on the education vertical. J.D. Edwards, before it was acquired by PeopleSoft, concentrated in manufacturing industries. The conclusion to be drawn from this is not that these vendors are noncompetitive with the larger vendors, but simply that the particular “mid-market” vendors most competitive today for large enterprise business varies from vertical to vertical, and perhaps customer to customer. Because they constrain EAS vendor behavior, however, these so-called mid-market vendors must be included in the relevant market.

ORACLE CORPORATION’S
	9	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

22. Best-of-breed and point solution providers also have the actual and potential ability to deprive SAP, Oracle and PeopleSoft of substantial levels of business, and for that reason must also be included in the relevant market. It may be true that few customers would separately procure the “core” elements of their HRM and FMS solutions from multiple vendors. That argument, however, is a straw man that does not address the importance of best-of-breed providers to this analysis. Best-of-breed providers have the actual and potential ability to deprive SAP, Oracle and PeopleSoft of substantial levels of business because the typical procurement for FMS and HRM solutions calls for important elements beyond the “core” functionalities, elements that can be and often are addressed by point solutions. To avoid losing these elements to point solution providers, the suite vendors typically discount the entire bundle of software they are offering. In other words, the potential loss of any element of an EAS bundle affects the price of the bundle as a whole. This is another factor that Plaintiffs’ experts never studied in any systematic or quantitative manner.

23. The evidence at trial also demonstrates that HR outsourcing providers have the actual and potential ability to deprive SAP, Oracle and PeopleSoft of substantial levels of business, even at current market prices and in the case of large enterprise customers. Outsourcing comes in various forms, from the traditional payroll outsourcing dominated by ADP to the modern “Business Process Outsourcing” in which nearly all of a corporation’s HR function is provided by a third party. Again, the record contains numerous examples of HR outsourcers winning HR business from “in-sourcers” such as SAP, Oracle and PeopleSoft. This at least required Plaintiffs to demonstrate that the potential loss of HRM business was too insubstantial to discipline a post-merger price increase. Plaintiffs failed to meet that burden. To the contrary, the evidence indicates that business process outsourcing, at least in the HR arena, is growing in popularity and becoming increasingly competitive with packaged software alternatives. Plaintiffs’ witness from Verizon testified that Verizon constantly evaluates outsourcing options. (Tr. 604:15-21 (L. Bradley)).

ORACLE CORPORATION’S
	10	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

24. Plaintiffs’ efforts to marginalize outsourcing are rejected. First, the Court rejects both factually and legally Plaintiffs’ claim that outsourcers rarely show up in EAS procurements, but rather obviate the need for such a procurement when they convince an enterprise to outsource the business process. In fact, Fidelity’s Mr. Sternklar indicated that Fidelity competes head-to-head with packaged software vendors in formal procurements approximately as often as it does outside formal procurements.

25. As a legal matter, Plaintiffs’ argument makes the same fundamental mistake the Antitrust Division made in Engelhard, 126 F.3d at 1306-07. There the Division challenged a proposed merger between parties who collectively accounted for 80% of the sales of GQA, one of several thickening and suspension agents used in a variety of industrial products. The government alleged a GQA-only market based on testimony by GQA users that a 5-10% price increase would not induce them to move to non-GQA thickeners. This is similar to Plaintiffs’ reliance on testimony that existing packaged software users would not switch to outsourcing on account of a 5-10% price increase. However, both the district court and the Eleventh Circuit rejected the argument because it ignored the alternative thickening agents that were available at the “pre-formulation stage,” meaning before a customer committed to GQA. The court explained that although the demand by those who had already selected GQA for their formulations might not be “immediately responsive to changes in the prices of GQA or other industrial thickeners, GQA competes with other thickeners when products are being formulated” and “[o]ver the long run, this pre-formulation competition may protect current GQA users from the exercise of market power.” Id. at 1307. Likewise, even if it were the case that those who commit to undertake a formal HRM procurement do not very often consider outsourcing as part of that procurement, the fact that they can and do consider outsourcing outside the parameters of the procurement – at the pre-procurement stage, if you will – requires the inclusion of outsourcing providers in the relevant market.

26. The Court also rejects on both factual and legal grounds Plaintiffs’ argument that HR outsourcers are simply resellers of SAP, Oracle and PeopleSoft software. First, this is simply not true for all outsourcers, including two of the largest, ADP and Fidelity.

ORACLE CORPORATION’S
	11	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

ADP’s HR outsourcing offering is based on a combination of its own HR software (“Enterprise HR”) and its own payroll outsourcing engines. Fidelity uses some Oracle software, but has acquired IBM’s HR Access software and is moving toward software independence. Furthermore, the license costs HR outsourcers incur when they do use SAP, Oracle or PeopleSoft software are 1-2 percent of the overall costs of providing the outsourcing solution. (Tr. 3135:3-11 (M. Sternklar)). There is no evidence that the license agreements between SAP, Oracle or PeopleSoft and the outsourcers that use their software constrain the competitiveness of the outsourcers or in any sense control their output. Finally, given the impossibility of SAP, Oracle or PeopleSoft imposing differential pricing on outsourcers in accordance with the characteristics of the outsourcers’ customers – the outsourcing analogue of price discrimination – even if Oracle, PeopleSoft and SAP were regarded simply as resellers of the products of Oracle, PeopleSoft and SAP, their presence in the market ensures that software vendors cannot effectively price discriminate against any of the growing class of customers for whom outsourcing is a realistic option.

27. Incumbent systems also provide real competition to “new” EAS systems. Court have recognized previously that it may be appropriate to include in the relevant product market the existing systems used by prospective buyers. This was done in Sungard, where internal disaster recovery systems (called “internal hotsites”) were an alternative to the “Business Continuity/Disaster Recovery” systems alleged to constitute the relevant market. 172 F. Supp. 2d at 186-90. Citing evidence that internal systems were perceived by external hotsite vendors to be genuine competition, the Court found internal hotsites part of the relevant market. Id.

28. In this case, virtually all large and complex organizations that could purchase core FMS or HRM software from a packaged software vendor have either done so or chosen not to do so in favor of a home-grown or legacy system. Consequently, sellers of core FMS or HRM software, to the extent they focus on large enterprises, face a replacement market primarily. (Tr. 3111:2-10 (D. Burgum)). In this setting, most prospective buyers have a credible “do nothing” option – an industry term for the alternative to remain with one’s existing system, appropriately upgraded, instead of acquiring a new system. This is not literally “doing nothing,”

ORACLE CORPORATION’S
	12	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

as there are costs of remaining on maintenance or upgrading one’s own system. In many cases, however, these costs are a fraction of those incurred to acquire and implement a new system. Potential EAS customers regularly evaluate the option of staying with an incumbent system and in that sense doing nothing. Indeed, a sizable percentage of potential buyers that actually conduct formal EAS procurements nevertheless decide to “do nothing.”

29. The evidence clearly demonstrates that the “do nothing option” constrains the pricing of new EAS systems. DaimlerChrysler, for example, was able to obtain competitive prices from PeopleSoft simply by threatening to “do nothing” if an acceptable price was not obtained. (Tr. 1412:4-13 (M. Gorriz)). CH2M Hill did the same. (Tr. 208:6-16 (R. Bullock)). Numerous discount approval forms also list legacy systems or “do nothing” as the justification for a requested discount. Indeed, the government’s expert, Professor McAfee, opined that incumbent systems needed to be accounted for in determining market shares. (Tr. 2569:13-25 (R. McAfee)). Under these circumstances, as in Sungard, it is not appropriate to exclude incumbent systems from the relevant markets.

30. In short, there are numerous product and service alternatives that compete with SAP, Oracle and PeopleSoft EAS offerings.

“High-Function HRM and FMS Software” Is Not a Distinct Product, and is Too Imprecise to Define a Relevant Product Market.

31. As noted, Plaintiffs contend that the relevant markets in which to assess this transaction are “high-function” HRM and FMS software. In fact, it is this concept and this concept only that permits Plaintiffs to attempt to exclude from the relevant markets the various product and service options just discussed. Plaintiffs’ argument, repeated whenever another piece of evidence showed a large and complex enterprise solving its HR or financial management automation needs with a product or service other than SAP, Oracle or PeopleSoft packaged software, was that such customer could not have had “high-function needs.” The argument seems like semantics on its face, and in fact it is. The Court finds the high-function concept insufficiently meaningful or fixed to support a market definition. While Plaintiffs may be correct that they need not define a market with perfect precision, the “high-function” concept as articulated by Plaintiffs falls well below the required degree of specificity.

ORACLE CORPORATION’S
	13	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

32. “High-function software” is a term coined by Plaintiffs as “shorthand” to “describe the phenomenon that . . . different customers have different requirements.” (Tr. 30:23- 31:3 (C. Scott)). The term has no independent or industry-standard meaning (Tr. 349:7-10 (R. Bergquist), 2298:6-20 (K. Elzinga)), and the evidence offers no clear guidance on the aspects or dimensions of “high-function software” or the level of quality that would qualify EAS software as “high-function software.” (Compare Tr. 394:17-395:12 (R. Bergquist), with 1612:3-7 (C. Bass) and 2089:14-21 (M. Iansiti)).

33. Plaintiffs have attempted to define “high-function software” at various stages in this litigation, including in the Complaint and in response to the Court’s Order of June 25, 2004. The government’s Complaint defined “high function” HRM and FMS in a vague and even circular manner, as when the government alleged that “high function” HRM and FMS have “performance characteristics that meet the demands of multi-faceted organizations with higher level functional needs.” Complaint ¶ 23. A “multi-faceted organization with higher level functional needs” was elsewhere defined as a “large corporation [that] may require a multimillion dollar software solution that is configured to the organization’s needs and can perform these important functions seamlessly and simultaneously across multiple divisions or subsidiaries, multiple lines of business, and multiple legal jurisdictions.” Complaint ¶ 9. Such “large” organizations were distinguished in the Complaint from “mid-market” organizations, which the government alleged did not need “high function” HRM or FMS. Complaint ¶ 11.

34. In response to the Court’s Order of June 25, Plaintiffs stated that “high-function software” is their own term for “a category of software products that industry participants call ‘enterprise’ software, ‘up-market’ software, or ‘Tier One’ software.” They further stated that “high-function software” is distinguished from “mid-market” software sold by firms other than SAP, Oracle and PeopleSoft. Plaintiffs contended in this pleading that “high-function” software has “advanced performance capabilities” not found in other EAS software, such as high scalability, high configurability, tight integration, and international capabilities.

ORACLE CORPORATION’S
	14	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

However, none of these factors is alleged to be truly definitional. Plaintiffs have consistently argued that these kinds of capabilities are merely indicative of “high-function” software, always leaving themselves the option to claim that a given customer needs or does not need “high-function” software in its peculiar circumstances.

35. Nevertheless, Plaintiffs and their experts contended at trial that the putative markets are “traditional” product markets based on product characteristics that only SAP, Oracle and PeopleSoft EAS products have. Plaintiffs contend, in other words, that “high-function” software is a different physical product than so-called mid-market software, and therefore that EAS vendors sell different software to “high-function” and “mid-market” customers. This is clearly incorrect. Oracle, PeopleSoft and SAP in fact sell the same software to both enterprise and mid-market customers, at least down to the $200-300 million annual revenue customer, at which point they may sell pre-configured versions of their products or even separate code to smaller customers. This unquestionably puts the relevant Oracle, PeopleSoft and SAP EAS products in frequent competition with EAS products from Lawson, Microsoft, Baan, ADP, AMS, and other vendors Plaintiffs relegate to the mid-market.

36. In fact, the primary product distinction between Oracle, PeopleSoft and SAP solutions, on the one hand, and what the government calls mid-market solutions, on the other hand, is the breadth of the product offering: Oracle, PeopleSoft and SAP have the broadest EAS catalogues, with the most “pillars” covered, the most languages supported, the most localizations, the most vertical solutions, and so forth. Of course, no enterprise, irrespective of size and global reach, buys the full catalogue; like smaller companies, a large company will only buy the parts it wants or needs. Furthermore, the great majority of the differences that distinguish the large vendors’ catalogues are outside “core” HRM and FMS, which in fact is quite standardized on account of legal and accounting requirements. In any case, every part of the SAP, Oracle and PeopleSoft catalogues is offered and sold both to enterprise and mid-market customers. Every part of those catalogues comes into competition with what the government calls mid-market EAS.

ORACLE CORPORATION’S
	15	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

37. There are, to be sure, some very large enterprises operating in multiple countries and industries whose EAS requirements are so extensive that, should they choose to standardize on a single EAS vendor, they would exhaust the less-extensive catalogues of some vendors. Such firms might be differentially attracted to Oracle, PeopleSoft and SAP software. (See Tr. 868:3-6 (P. Keating) (“The bigger the company, the more currencies, the more countries, the more legal entities, the more languages, the more Oracle, SAP, and PeopleSoft meet those requirements.”)). This phenomenon, however, is properly viewed as a manifestation of buyer characteristics – a more extensive shopping list, if you will – that, at most, present the possibility of price discrimination markets. It does not detract from the fact that EAS vendors sell the same software to both the huge and the merely large enterprises, and that the same software is therefore in regular competition with products from Lawson, AMS, ADP and so on.

38. The factors that make the products of SAP, Oracle and PeopleSoft attractive to very large enterprises do not differentiate them from so-called mid-market software to the degree required to support a separate “high-function” market. To the contrary, this case presents the familiar “continuum problem” where differentiated products fall along a spectrum of capabilities or “quality.” See ABA Antitrust Section, MERGERS AND ACQUISITIONS: UNDERSTANDING THE ANTITRUST ISSUES 51-54 (2d Ed. 2000). In such a case, there must be a clear break in the chain of substitutes in order for separate markets to be found. See, e.g., Liggett & Myers, Inc. v. FTC, 567 F.2d 1273, 1274-75 (4th Cir. 1977) (rejecting distinctions between classes of dog food); New York v. Kraft Foods, Inc., 926 F. Supp. 321, 333 (S.D.N.Y. 1995) (differentiated breakfast cereals in same market); In re Super Premium Ice Cream Distribution Antitrust Litig., 691 F. Supp. 1262 (N.D. Cal. 1988), aff’d without op. sub nom. Haagen-Dazs Co. v. Double Rainbow Gourmet Ice Creams, Inc., 895 F.2d 1417 (9th Cir. 1990) (product quality distinctions “are economically meaningless where the differences are actually a spectrum of price and quality differences”).2 Here, there is no clear break in the chain of substitutes, as

[2]	The potential exception to this rule is where one can show price discrimination against customers that uniquely value products on one end of the spectrum. This is discussed below.

ORACLE CORPORATION’S
	16	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

there is abundant evidence that allegedly less-functional software from the likes of Lawson, AMS, Baan, ADP and Microsoft is competitive with SAP, Oracle and PeopleSoft software for large customers with “high-function” needs. That is true whether such software is considered on a standalone basis or, as EAS is often considered, in conjunction with other commercially available or internally-developed software that “fills out” a vendor’s proposed solution.

39. Plaintiffs’ inability to define the “enterprise” market or “up-market” with any consistency or precision also undermines the notion of a distinct “high-function” market. There is no discernable dividing line between the “mid-market” and the “up-market,” and no two witnesses at trial applied the same standard to distinguish these “markets.” Proxies based on customer size do not suffice; Plaintiffs’ own witnesses used enterprise revenue proxies ranging from $500 million to $2 billion in annual revenues, a large enough variation to include or exclude thousands of large companies depending on where the line is drawn. Numerous very large companies such as Johnson & Johnson and Safeway use what Plaintiffs call mid-market software, a fact that further undermines the utility of the “high-function” concept. Indeed, in its opening statement the government conceded that “it is not enough to look at customer size” in order to define enterprises with high-function needs.

40. The record establishes that “high function” software cannot be defined by any uniform set of customer needs either. In response to the Court’s request for a definition of the term “high function,” the government described the following attributes: (1) the software must be so “scalable” that it “can process and track virtually unlimited transactions across companies”; (2) the software must be so “highly configurable” that it can “enable unlimited levels of organizations”; (3) the software must perform related transactions so “seamlessly” that no “customized codes” are required; and (4) the software must have “the capability to handle international aspects of business such as multiple currencies, multiple languages and multiple legal requirements” and indeed must be able to support 30 languages. 7/1/04 Stipulation Re. Definitions. However, the government admits that “not all” of these attributes are needed by the “multi-faceted” organizations to which the Complaint refers in defining the relevant market.

ORACLE CORPORATION’S
	17	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

41. Plaintiffs’ admission is amply borne out by the record. It shows that most of the customers whose representatives were called as witnesses by the government – i.e. Nextel, Verizon, AIMCO, MetroNorth, Greyhound, Neiman Marcus, North Dakota – were not multi-national organizations and hence had no need at all for HRM or FMS that would support multiple languages or currencies; and that a number of those customers – i.e. AIMCO, MetroNorth, Neiman Marcus – do not have multiple divisions and hence have no need for software that can “enable unlimited levels of organizations.” Indeed, none of the customer witnesses testified to a need for software that would support “virtually unlimited transactions” or “unlimited levels of organizations”; all of them testified to the need to use at least some customized code to knit together their HRM and FMS systems with other software systems; and in fact none of the vendor or systems integrator witnesses testified that the HRM or FMS products of either Oracle or PeopleSoft could meet all of the demanding requirements that Plaintiffs describe as the defining attributes of “high function” HRM and FMS.

42. A particularly telling description of the distinction between the alleged “enterprise” and “mid-market” segments was by Plaintiffs’ witness Richard Allen, who eschewed all general metrics in favor of a customer-by-customer determination of “needs” and buying behavior. This testimony undermines the proposed market by all but admitting that one can only “know it when you see it” on a procurement-by-procurement basis. An antitrust market cannot be so ephemeral, lasting only so long as a particular procurement is underway and ceasing to have significance as soon as another customer that defines its “needs” differently comes along. Such a market “‘is too amorphous to be subjected to the hard economic analysis required by § 7.’” United States v. Baker Hughes, Inc., 731 F. Supp. 3, 7 (D.D.C. 1990), aff’d, 908 F.2d 981 (D.C. Cir. 1990) (quoting Carter Hawley Hale Stores v. Limited, Inc., 587 F. Supp. 246, 253 (C.D. Cal. 1984)).

43. The inability of Plaintiffs’ experts to utilize the high-function concept in their economic analysis also demonstrates the deficiencies of the putative market definitions. None of the “quantitative” analyses conducted by Plaintiffs’ experts separated market transactions into sales of high-function and other EAS software based on the allegedly

ORACLE CORPORATION’S
	18	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

identifying criteria of scalability, configurability, tight integration, and international capabilities. For example, in analyzing market shares and concentration in the “high function” HRM and FMS “markets,” Professor Elzinga used the numerical size of the transaction (greater than $500,000) – not the functionality of the software sold or the complexity of the customer’s needs – as the basis for his analysis. In analyzing direct competition between Oracle and PeopleSoft, as well as in constructing his “econometric” study of pricing, Professor McAfee likewise used the size of the deal, instead of the functionality of the software or the complexity of the customer’s needs, to differentiate sales of “high function” software from other software. If Plaintiffs’ own experts cannot use the high-function concept in their own analyses, there is no basis for asserting that the Court can use it in its analysis. The conclusion becomes inescapable that the high-function concept lacks the specificity needed to determine “who is in and who is out of the market,” In re Midcon Corp., 112 F.T.C. 93, 141 (1989), and to predict competitive effects with confidence. Id.; Baker Hughes, 731 F. Supp. at 7.

Because High-Function Software is in Reality Defined by Customer Characteristics, it Could Support A Market Only if Based on Price Discrimination.

44. In its Complaint the government alleges that “[t]he price of the software is set based on the circumstances presented by each transaction, and vendors can price discriminate against individual customers.” Complaint ¶ 25. Thus the government pleaded price discrimination markets. The government also stated, in response to Interrogatories seeking clarification of its contentions, that it was claiming that the “long, iterative procurement process” which “large” and “multifaceted” organizations employ “permits price discrimination” against them. Plaintiffs’ Response to Interrogatory No. 26. As noted, however, in their Trial Brief Plaintiffs backtracked. They contended the putative markets are “traditional” product markets based on product characteristics. They denied that the putative markets are “price discrimination” markets based on customer characteristics that cause buyers to “differ significantly in their likelihood of switching to other products in response to a ‘small but significant and nontransitory’ price increase.” Merger Guidelines ¶ 1.12 (“Product Market Definition in the Presence of Price Discrimination”). They asserted that while proof of the

ORACLE CORPORATION’S
	19	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

likelihood of such discrimination would “support” its challenge to the acquisition, that proof was not essential to it. Professor Elzinga then testified at trial that he was not advancing a market definition based on price discrimination.

45. However, the standard economic intuition is that in the absence of price discrimination, competition will protect both the customers whose “lesser” needs give them more options and the very large enterprises whose allegedly greater needs give them fewer options. (Tr. 2233:17-2234:1 (K. Elzinga)). A traditional market definition (i.e., one not dependent on price discrimination) would therefore conclude that all products in regular competitive interaction are in the same product market. This would be true even if, as Plaintiffs claim, the largest global enterprises, as a class, could procure an acceptable enterprise-wide EAS system from SAP, Oracle or PeopleSoft only.

46. Establishing price discrimination markets was therefore not optional for Plaintiffs; they were required to show that sellers can identify and discriminate against buyers that have particular needs for certain products. In re R.R. Donnelley & Sons Co., 120 F.T.C. 36, 159-60; see also Midcon Corp., 112 F.T.C. 93 at 141. Without such a showing, defining a market by reference to customer characteristics will “swallow up the market definition principles established by the federal courts and the [Federal Trade] Commission.” Donnelley, 120 F.T.C. at 159-60; Midcon, 112 F.T.C. at 155, 158.

47. Under the federal government’s own Merger Guidelines, Plaintiffs therefore needed to prove, first, that Oracle “can identify” the “targeted buyers”; second, that Oracle can discriminate against the targeted buyers; and third, that it would be profitable for Oracle to engage in price discrimination against those large organizations. Merger Guidelines ¶ 1.12; Donnelley, 120 F.T.C. at 158 (price discrimination market required that “(1) the hypothetical monopolist can identify gravure customers with sufficiently inelastic demand for gravure printing … [and] (2) the hypothetical monopolist can selectively and profitably increase prices to those gravure customers.”).

48. There is no evidence that EAS vendors can or do identify and/or price discriminate against some putative class of very large customers whose needs incline them

ORACLE CORPORATION’S
	20	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

towards Oracle, PeopleSoft or SAP products. To the contrary, it is undisputed that the very largest customers tend to get the largest discounts.3 Furthermore, while there are price (and discount) differences between deals, the record fails to establish that those differences are attributable to the exercise of market power as opposed to differences in the sizes of the clusters (i.e. deals) involved, the timing of the deal (i.e. whether it occurs at the end of a vendor’s quarter), or other innocuous factors. In particular, there is nothing to suggest that there are certain large organizations that pay more or less for EAS software provided by SAP, Oracle and PeopleSoft, based on whether they could turn to software that Plaintiffs relegate to the so-called “mid-market.”

49. The government has also failed to prove that EAS vendors can identify supposedly inelastic customers, let alone with the degree of accuracy needed to sustain profitable price discrimination. In markets such as these, where marginal costs are very small in relation to price, vendors would incur very large losses from incorrect guesses as to which customers are inelastic. Accordingly, a vendor needs to have a very high confidence level before attempting elasticity-based price discrimination. (Tr. 3872-75 (J. Hausman); see also J. Hausman et al., Market Definition Under Price Discrimination, 64 Antitrust L.J. 367 (1996)). Simply knowing the customer’s “functional needs” and the identity of one’s competitor does not allow an EAS vendor to identify inelastic customers to the required degree of consistency. Price discrimination requires understanding the customer’s valuation of all its potential options, and there is no evidence that EAS customers generally share with a vendor their views about the value they place on the vendor’s product relative to the products of others (or of doing nothing). The trial record shows that it is the customers who control the information provided to vendors, disclosing what they deem in their best interests to disclose. Indeed, the pretrial and trial proceedings in

[3]	Larger customers pay more in absolute terms than smaller customers, but that is because they acquire more intellectual property rights to the software, i.e., rights to more modules and more users. (Tr. 4494:22-4497:16 (D. Teece), 4057:25-4061:16 (J. Hausman)). This is commonplace in intellectual property licensing and in no sense indicates the kind of elasticity-based price discrimination upon which a separate market might be identified. See Areeda & Hovenkamp ¶ 534d at 216 (explanations for price differentials unrelated to market power must be eliminated before turning to price discrimination-based market definition).

ORACLE CORPORATION’S
	21	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

this case were repeatedly interrupted by motions and petitions from EAS customers seeking confidentiality orders to protect documents that would reveal their valuations to their suppliers, even months or years after a procurement ended. This dramatically illustrated the artificiality of Plaintiffs’ claim that EAS vendors know enough to price discriminate. At bottom, the characteristics that supposedly identify inelastic high-function customers and distinguish them from others in this industry are far too ambiguous, and far too sporadic in application to any specific customer, to permit anything but isolated and transient possibilities for price discrimination.

50. The Court rejects the Plaintiffs’ contention that high-function software is an identifiable product that could support a traditional market definition. Furthermore, because Plaintiffs have failed to prove the basis for price discrimination markets, which they were required to prove according to their own theory of competitive harm, the Court finds the potential for SAP, Oracle and PeopleSoft EAS products to meet more of an enterprise’s functional needs does not warrant a separate market for those products only.

Conclusion on Product Market Definition

51. Based on the foregoing findings and analysis, the Court finds that Plaintiffs have failed to meet their burden to prove that “high-function” FMS and HRM are relevant “lines of commerce” in which to assess the proposed transaction.

THE GEOGRAPHIC MARKET

52. The government claims that the relevant geographic market is limited to the United States such that only sales of FMS and HRM products to US-based customers should count for determining market shares.

53. The relevant geographic market in an antitrust case is “the area of effective competition . . . in which the seller operates, and to which the purchaser can practicably turn for supplies.” Tampa Elec. Co. v. Nashville Coal Co., 365 U.S. 320, 327 (1961). Where US-based customers can turn to foreign firms for supply, a worldwide market is appropriate. United States v. Eastman Kodak Co., 63 F.3d 95, 104-09 (2d Cir. 1995). As is the case with market definition generally, the question is not whether every buyer could or would turn to foreign suppliers, but rather whether the number of customers switching would impose a sufficient constraint on post-merger pricing. Tenet, 186 F.3d at 1053-54.

ORACLE CORPORATION’S
	22	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

54. EAS is produced at many locations around the world and is marketed regionally and globally. The major suite vendors such as SAP, Oracle, PeopleSoft, Siebel and Microsoft all market their EAS solutions globally. Major point solution vendors such as Kronos and Hyperion also market their products globally. While global vendors compete with regional software providers, e.g., AMS in the United States, this does not detract from the predominantly global nature of the market. As in Eastman Kodak, “the area where [EAS] sellers operate [lends] strong support” for a world-wide market. 63 F.3d at 104.

55. The Elzinga-Hogarty test, co-authored by Plaintiffs’ principal economist, Professor Elzinga, is commonly used by courts and antitrust enforcement agencies to determine whether a specific area constitutes a relevant geographic market. Under the Elzinga-Hogarty test, a relevant geographic market must satisfy the following two conditions: (1) vendors outside the proposed geographic market do not supply significant amounts of products within the proposed market (the “Little In From Outside” or “LIFO” criterion) and (2) vendors inside the area supply few products to those outside (“Little Out from Inside” or “LOFI” criterion). If either test is not satisfied, the area must be expanded. Only when both tests are met does Elzinga-Hogarty signal the existence of a relevant geographic market. Sutter, 84 F. Supp. 2d at 1069; Pilch v. French Hosp., 2000-1 Trade Cas. (CCH) ¶ 72,935 at 87,966-67 n.5 (C.D. Cal. 2000).

56. The Elzinga-Hogarty test indicates a worldwide or at least US-plus-Europe geographic market. (Tr. 3801:3-5 (Hausman)). Professor Elzinga admitted that his test leads to a geographic market including at least Europe, where SAP is based and where it produces its software. (Tr. 2280:13-23 (Elzinga)).

57. Transportation costs, i.e., the costs of shipping software code and human assets such as sales personnel and consultants to a distant location, are trivial in relation to the price of an EAS solution. This also suggests a broad geographic market. Eastman Kodak, 63 F.3d at 104.

ORACLE CORPORATION’S
	23	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

58. The government’s proposed “high-function” product market is to a large extent based on product features that appeal to global enterprises, such as multi-language, multi-country and multi-currency capabilities. Only a minority of the world’s 2,000 largest enterprises (751, to be exact) are based in the United States. (Tr. 3797:5-15 (Hausman)). It would be anomalous to confine the geographic market to the US for a product alleged to be uniquely demanded by global enterprises, most of which are not US-based.

59. Limiting the geographic market to the United States would be especially anomalous in this case, where the largest vendor of HRM and FMS (SAP) is headquartered in Germany. The government has tried to defend this anomaly by claiming that SAP has a greater market share in Europe and the price effects of competition are different in the United States than in Europe. As to the former, SAP’s dominance in Europe and for that matter in a global market is precisely why one must take care to define the geographic market correctly. Otherwise SAP’s position among global enterprise customers could be understated improperly. As to the latter, Professor Elzinga acknowledged that he could not support the claim of different pricing in the U.S. and Europe, and to the contrary Professor Hausman demonstrated based on PeopleSoft data that average discounts in the U.S. and Europe are almost identical. (Tr. 3805:2-3806:4 (Hausman)). Under the economic principle that a market is an area that tends to price uniformity, this indicates that the U.S. and Europe are part of the same geographic market. IIA P. Areeda & H. Hovenkamp, ANTITRUST LAW ¶ 550a at 248 (2002) (“Closely correlated prices and price movements in two regions presumptively indicate a single market.”).

60. Plaintiffs’ argument that the inability to arbitrage EAS systems indicates a U.S.-only market is without merit. While it is true that physical arbitrage of installed EAS systems from Europe to the United States is impossible, that is as much true within the United States. Thus, the same “absence of arbitrage” principle could be used to support a claim that the geographic market was California only, Northern California only, or San Francisco only. The inability to arbitrage EAS systems does nothing to support any particular geographic market. Furthermore, it is not necessary for arbitrageurs to ship foreign-made EAS into the United States; the vendors, such as SAP, will do it themselves. United States v. Grinnell Corp., 384 U.S. 563,

ORACLE CORPORATION’S
	24	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

575-76 (1966) (affirming national geographic market for “accredited central station [alarm] services,” despite quintessential local nature of service, because it “reflects the reality of the way in which [suppliers] built and conduct their business.”).

61. Plaintiffs’ argument that the “relationship” formed between an EAS vendor and a customer indicates a U.S.-only market is also without merit. At best, this relationship is based on human assets that are also easily “transported” (which in substance may include hiring personnel locally throughout the world, as all the major vendors have). More importantly, Plaintiffs have repeatedly stressed the global capabilities of SAP, Oracle and PeopleSoft to serve customers around the world with “24/7” “follow-the-sun” service and support. This cannot be squared with the claim that a local, U.S.-based relationship is the key to selling EAS solutions, thus indicating a U.S.-only market.

62. Plaintiffs’ claim of a U.S.-only market leads to absurd conclusions. For example, Professor Elzinga admitted that EAS purchases by global companies such as Toyota and DaimlerChrysler would be included in the alleged relevant market if made by their U.S. subsidiaries but not by the parent corporations based outside the U.S. This makes no economic sense.

63. Plaintiffs’ proposed U.S.-only market essentially cuts SAP into two companies – a U.S. company and a rest-of-world company – only one of which (SAP America) counts for the present analysis. This reduces SAP’s share of the U.S. market, and thus necessarily increases the shares of Oracle and PeopleSoft. The Court finds this is arbitrary and unjustified. Whatever the corporate formalities, SAP is one firm whose formidable assets can be deployed wherever its management chooses. See Copperweld Corp. v. Independence Tube Corp., 467 U.S. 762 (1984). If, as a result of this merger or otherwise, prices in the U.S. were to rise relative to other regions, SAP could easily shift its resources to compete away any excess profits. Whether viewed (however arbitrarily) as “entry” by SAP AG or more appropriately as the natural behavior of a global firm in a global market, it is clear that SAP’s overall competitive resources must be accounted for in the Court’s analysis. See Eastman Kodak, 63 F.3d at 103-04 (citing William M. Landes & Richard A. Posner, Market Power in Antitrust Cases, 94 Harv. L.

ORACLE CORPORATION’S
	25	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

Rev. 937 (1981) (“[I]f a distant seller has some sales in a local market, all its sales, wherever made, should be considered a part of that local market for purposes of computing the market share of a local seller.”); cf. AD/SAT v. Associated Press, 181 F.3d 216, 227 (2d Cir. 1999) (“[W]here there is cross-elasticity of supply, a would be monopolist’s attempt to charge supra-competitive prices will be thwarted by the existence of firms willing to shift resources to producing the product, thereby increasing supply and driving prices back to competitive levels.”).

64. The Court rejects Plaintiffs’ claim of a US-only geographic market.

THE BURDEN OF PROVING SUBSTANTIAL LESSENING OF COMPETITION

65. In addition to bearing the burden of proving a viable relevant market, the government always bears the burden of persuasion that the acquisition threatens a substantial lessening of competition or tends to create a monopoly in the relevant market. United States v. Baker Hughes Inc., 908 F.2d 981, 987 (D.C. Cir. 1990); Sungard, 172 F. Supp. 2d at 180.

66. The likelihood of adverse competitive effects may in some cases be presumed from market statistics demonstrating a substantial increase in market concentration in a concentrated market. This presumption is unavailable, however, when plaintiff has failed to prove a well-defined relevant market. Sungard, 172 F. Supp. 2d at 181; Sutter, 84 F. Supp. 2d at 1068.

67. In addition, the presumption of a “substantial lessening of competition” from market concentration statistics has historically been based on the concern that concentration will lead to “coordinated effects” – i.e., that it will enhance the ability of post-merger rivals to coordinate their pricing. Hospital Corp. of America v. FTC, 807 F.2d 1381, 1386 (7th Cir. 1986) (“When an economic approach is taken in a section 7 case, the ultimate issue is whether the challenged acquisition is likely to facilitate collusion.”); see also United States v. Philadelphia Nat’l Bank, 374 U.S. 321, 326 (1963). However, that basis for the presumption does not arise here for several reasons.

68. First, neither the Plaintiffs’ Complaint nor its opening statement at trial alleged any likelihood of coordinated effects. Plaintiffs asserted for the first time in their

ORACLE CORPORATION’S
	26	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

argument against Oracle’s motion for judgment as a matter of law that SAP might not compete vigorously with Oracle after the acquisition, but this claim was based on the fact that SAP is a substantial reseller of Oracle database software rather than on the acquisition itself. The record belies the claim, showing that SAP has long been a substantial reseller of Oracle’s database software but has nevertheless competed vigorously with Oracle for the sale of applications software. There is no basis in the record for speculation that that will change if Oracle acquires PeopleSoft.

69. Second, the record establishes that there is no likelihood that coordinated effects will occur. Tacit coordination is likely only where there is “a stable market environment, fungible products, and a small number of variables upon which the firms seeking to coordinate their pricing may focus.” Brooke Group v. Brown & Williamson Tobacco Corp., 509 U.S. 209, 238 (1993); see also Merger Guidelines ¶¶ 11, 2.12 (coordinated effects are likely only where “product or firm homogeneity” facilitates agreement and “cheating” can be readily detected and punished.) The record shows that these conditions do not exist here. There is no dispute that the products at issue are differentiated rather than fungible. Moreover, the record shows that those products are generally sold as components of larger and even more differentiated bundles of additional products and services. Under those circumstances, vendors of HRM and/or FMS cannot effectively coordinate their prices and terms. There is no realistic prospect that the proposed transaction will enhance the likelihood of coordinated effects.

70. This, instead, is a merger challenge under the theory of unilateral effects, a relatively recent doctrine postulating that an acquisition would allow the merged firm to raise prices on its own, and not dependent on an accommodating response from rivals. See generally Merger Guidelines ¶ 2.21; Carl Shapiro, Mergers with Differentiated Products, Antitrust 23 (Spring 1996); see also Kraft, 926 F. Supp. at 366 (assuming, arguendo, that the Merger Guidelines’ concern for this effect is valid). Unilateral effects doctrine applies where competition is “non-uniform (i.e., localized), so that individual sellers compete more directly with those rivals selling closer substitutes.” Merger Guidelines ¶ 2.21. As such, a concentrated market alone, or even a substantial increase in concentration, does not necessarily predict

ORACLE CORPORATION’S
	27	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

adverse unilateral effects. At the very least one must establish that the “localized competition” concern is present, substantial and implicated by the merger, i.e., that “a significant share of sales in the market [is] accounted for by consumers who regard the products of the merging firms as their first and second choices.” Id. Furthermore, antitrust courts generally assess the ability of a firm to exercise market power unilaterally by reference to its own market share, not market concentration generally. In Rebel Oil, for example, the Ninth Circuit held that the defendant’s approximately 40% market share was insufficient to infer unilateral market power. Rebel Oil, 51 F.3d at 1438; see also Jefferson Parish Hosp. Dist. No. 2. v. Hyde, 466 U.S. 2, 8, 26 (1984) (30% market share below threshold for market power, as matter of law).

71. Because unilateral effects analysis and the assessment of unilateral market power rest on different economic foundations than the coordinated effects concerns underlying antitrust law’s traditional concern with market concentration per se, neither HHI statistics nor a simple competitor count (i.e., “three to two”) permits a presumption or even an inference of likely adverse effects on competition. Accordingly, the Court must proceed to analyze the potential for adverse unilateral effects under the particular framework for that doctrine and in light of all of the facts and circumstances present in the record.

72. Finally, even if the government’s market definitions were accepted, a presumption of likely adverse effects from the reduction of sellers from “three to two” would not, in this case, warrant a presumption of adverse effects. There is certainly a history in antitrust law of presuming that “the number of sellers matters” to competitive outcomes, but as Oracle’s expert, Dean Tom Campbell, explained, that presumption rests on experience with markets quite different than those at issue here. EAS products are sold through a process of simultaneous (but separate, except as buyers may dictate) bilateral negotiations typically involving only one or two sellers in the final pricing rounds. The buyers at issue in this case are large, sophisticated, and possess considerable buying power of their own. As Plaintiffs’ experts acknowledged, there is no economic literature supporting an inference of adverse effects from a reduction in the number of market participants in this kind of market. (Tr. 2591:5-11 (P. McAfee)). Consequently, there is no basis for presuming that effect. As in other areas of

ORACLE CORPORATION’S
	28	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

antitrust law where experience and economic theory do not warrant presumptions of anticompetitive effects, a fact-based inquiry into the important market realities is required. See, e.g., California Dental Ass’n v. FTC, 526 U.S. 756, 781 (1999).

UNILATERAL EFFECTS

73. Accepting arguendo Plaintiff’s proposed three-vendor market, the required predicates for a valid unilateral-effects theory are not present here. First, it should be noted that this case does not even arguably present the unilateral effects issue addressed in the Merger Guidelines. That theory does not involve price discrimination to individual inelastic customers – a critical component of Plaintiffs’ approach to this case. Rather, it postulates that acquiring a close substitute may permit a profitable market-wide price increase because sales that would have been lost to the acquired firm pre-merger are internalized to the combined firm post-merger. See Merger Guidelines § 2.21 (“Some of the sales loss due to the price rise merely will be diverted to the product of the merger partner and, depending on relative margins, capturing such sales loss through merger may make the price increase profitable even though it would not have been profitable premerger.”) Plaintiffs in this case have never suggested that kind of adverse unilateral effect. They are in reality proposing a new and heretofore unknown variant of unilateral effects analysis rooted firmly in the potential for price discrimination: namely, that a post-merger Oracle could selectively increase prices to those customers for whom SAP and other alternatives are substantially inferior, relative to PeopleSoft’s current product. That theory necessarily fails for all the reasons, discussed above, that price discriminations markets cannot be established in this case.

74. In addition, Plaintiffs have not established the kind of localized competition that even presents a legitimate unilateral effects issue. This is not, for example, a case like FTC v. Staples, Inc., 970 F. Supp. 1066 (D.D.C. 1997), where office supply “superstores” were clearly differentiated from smaller stationary stores, nor like United States v. Vail Resorts, Inc., 1997-2 Trade Cas. (CCH) ¶ 72,030 (D. Colo. 1997), where the government obtained a consent decree prohibiting the merger of two ski resorts that were geographically closer substitutes than other competing resorts. The evidence in this case clearly shows that all

ORACLE CORPORATION’S
	29	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

three vendors the government assigns to the alleged relevant markets – SAP, Oracle and PeopleSoft – pursue fundamentally the same strategy of providing comprehensive EAS solutions to large enterprises. As a general matter, there is nothing about SAP that places it in a “product space” that is meaningfully “distant” from Oracle or PeopleSoft.

75. This is not to say that SAP, Oracle and PeopleSoft products are fungible. The market is differentiated, and therefore by definition the competing products are not fungible. Furthermore, as in all differentiated-product markets, there are no doubt some buyers that prefer Oracle and PeopleSoft products to SAP products. The Plaintiffs’ problem is that there is no basis for finding the kind or degree of tangible product differentiation that might give a merged Oracle-PeopleSoft a break from the competitive pressures Oracle experiences today. There are no product features Oracle and PeopleSoft have, but SAP lacks, that would, if included in an RFP, reveal customers disinclined to purchase SAP products. There is no identifiable class of large enterprises that cannot credibly threaten to buy SAP products. The threshold requirement of unilateral effects analysis – localized competition dominated by the merging parties – is simply not present in this case.

76. The Court notes the government’s various efforts to identify SAP product weaknesses, but rejects these arguments as insubstantial. The most frequently cited, an alleged SAP weakness in the sale of EAS solutions to U.S.-based financial services institutions, was never substantiated by any detailing of what the alleged product deficiency is, or whether it has anything to do with core FMS or HRM. Furthermore, SAP has recently formed a joint venture with Accenture, the systems integrator with the strongest standing in the financial services industries, that is designed to turn the alleged weakness into an area of strength within eighteen to twenty-four months. The government has also done nothing to demonstrate that the number of financial institutions that view Oracle and PeopleSoft as their best substitutes is significant. And no other SAP product weaknesses were even alleged, let alone proven and correlated with an area in which both Oracle and PeopleSoft are strong.

77. The government’s only other argument on this score was that enterprises currently using Oracle and PeopleSoft products, but not SAP products, would most likely not

ORACLE CORPORATION’S
	30	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

view SAP products to be as attractive an option as adding more Oracle or PeopleSoft products to the enterprise’s EAS footprint. To the extent this is true, it is a reflection of integration costs and the resulting advantages of incumbency, not product differentiation. There is nothing in either the Merger Guidelines or the case law that suggests this kind of an advantage presents a unilateral effects issue. Furthermore, the government has again failed to prove this effect is substantial in relation to the market as a whole. There is no evidence as to how many customers have the required combination of some Oracle EAS, some PeopleSoft, but no SAP EAS. One would expect SAP, as the most successful EAS vendor by far, especially with respect to large enterprises, to enjoy the strongest incumbency advantages in the industry. In the absence of tangible evidence that SAP cannot compete for the comparatively few large enterprises it does not already serve to some degree, the Court is unwilling to find a unilateral effects issue based on this kind of speculation.

78. The record evidence, far from indicating that SAP is a distant substitute to Oracle and PeopleSoft, strongly suggests that SAP is in fact the closest substitute for each. This is the logical inference from SAP’s leading market share overall, and its acknowledged dominance among large global enterprises. The inference was confirmed, moreover, by the regressions conducted by the parties’ experts, which, despite their many limitations, indicated that SAP, not PeopleSoft, induces Oracle to give the largest discounts. This is a striking contrast to Staples, where the case turned to a large degree on evidence from the merging parties’ own files that “prices are significantly lower in markets where Staples and Office Depot [the merging parties] compete.” 970 F. Supp. at 1082. Here, it is a non-merging firm, SAP, that most effectively disciplines Oracle’s pricing. The threshold requirement for even conducting a unilateral effects analysis is therefore lacking in this case.

79. That said, it is clear that applying the Merger Guidelines’ unilateral effects analysis also leads to the conclusion of no likely adverse effects.

80. First, the Merger Guidelines will infer that “a significant share of sales in the market are accounted for by consumers who regard the products of the merging firms as their first and second choices” only when the merging firms have a combined market share of at least

ORACLE CORPORATION’S
	31	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

thirty-five percent. Merger Guidelines ¶ 2.211. As previously discussed, Plaintiffs’ failure properly to define the relevant market means that it cannot meet that requirement. Second, the Merger Guidelines specifically provide that “[a] merger is not likely to lead to unilateral elevation of prices of differentiated products if, in response to such an effect, rival sellers likely would replace any localized competition lost through the merger by repositioning their product lines.” Id. The government has not met that requirement either. To the contrary, the record shows that, even without repositioning, SAP could readily replace PeopleSoft in any procurement in which the latter has been the second vendor in the negotiations. In many cases, vendors such as Lawson, ADP and AMS could as well.

81. Professor Elzinga criticized the Merger Guidelines for demanding too much of the government. The Court takes this as more of an admission that the requirements of the Guidelines cannot be met than as genuine criticism of the unilateral effects analysis found in the Guidelines. In any event, both Professor Elzinga and Professor McAfee failed to provide any persuasive evidence, consistent with or independent of that required by the Guidelines, that this transaction would likely result in adverse unilateral effects.

82. The Court specifically rejects as simplistic and unpersuasive Professor Elzinga’s argument that a reduction in the number of firms capable of serving large enterprises from 3 to 2 will likely lead to an elevation of prices. First, the premise is false. However, even were it true, the circumstances of this case do not permit any finding that prices would rise as the number of qualified bidders falls. To the contrary, the evidence is overwhelming that a substantial majority of prospective EAS buyers voluntarily limit the number of firms with which they negotiate prices to only one or two, and still obtain competitive pricing. Conversely, there is no evidence that the presence of a third competing firm in the pricing rounds materially improves realized prices. Regressions performed by Professor Hausman indicate that the presence of a third firm in a procurement has no meaningful impact on the discounts offered by Oracle. (Tr. 3791:14-21, 3853:6-16, 3888:9-3889:7 (Hausman)).

83. The Merger Guidelines explicitly recognize that “[i]n markets where it is costly for buyers to evaluate product quality, buyers who consider purchasing from both merging

ORACLE CORPORATION’S
	32	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

parties may limit the total number of sellers they consider.” Merger Guidelines ¶ 2.212. For such cases the Guidelines do not infer adverse effects from a reduction in the number of potential sellers. They state instead that “[i]f either of the merging firms would be replaced in such buyers’ consideration by an equally competitive seller not formerly considered, then the merger is not likely to lead to a unilateral elevation of prices.” Id. In other words, if buyers can replicate the pre-merger pricing environment by replacing a lost firm with “an equally competitive seller not formerly considered,” one should not presume an adverse unilateral effect. That is the case here. In today’s market, two-firm final rounds (“RFQs” or “bake-offs”) are the market norm, presumably because they lead to optimal outcomes for buyers. See Aspen Skiing Co. v. Aspen Highlands Skiing Co., 472 U.S. 585, 604 n.31 (1985) (longstanding market practices are presumptively optimal) (quoting Robert H. Bork, The Antitrust Paradox 156 (1978)). So long as SAP or other vendors can replace, in post-merger negotiations, the competitive pressure now supplied by PeopleSoft (on those occasions when it goes head-to-head with Oracle), there is no basis for finding an adverse unilateral effect.

84. The government has failed to prove that, post-merger, buyers that would have taken Oracle and PeopleSoft to the final round could not replace PeopleSoft with “an equally competitive seller.” To do so, the government would need to show that Oracle, post-merger, would be able to tell that its final round rival, whether that was SAP, Lawson or another vendor, was in the buyer’s estimation substantially less attractive than PeopleSoft would have been, permitting Oracle to charge a premium price. As Professor Hausman demonstrated, Oracle would need to be all but certain this was the case to risk losing a deal by pricing so as to exercise unilateral market power. There is no basis, however, for finding that buyers would ever reveal, or that Oracle could ascertain, the kind and quality of information that would permit Oracle to dismiss SAP as a poor substitute for PeopleSoft. Again, SAP is the leading firm in the market and the firm that today causes Oracle to discount most aggressively. Customers could readily propose SAP as a credible alternative to Oracle, and Oracle would need to take SAP very seriously in any procurement where it was the finalist.

ORACLE CORPORATION’S
	33	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

85. Neither is there any basis in the record for finding that Oracle could dismiss the presence of other vendors as credible final round competitors. Other vendors already make it into the final rounds of procurements conducted by large and complex enterprises, particularly in the verticals in which they are focused, and often win. Given that track record, it is pure speculation that Oracle could dismiss their presence in post-merger final rounds and successfully exercise market power. Indeed, in order for a so-called mid-market vendor to make the final round of a procurement – as happens frequently in today’s market – it usually must first beat out one or more of the supposed “high-function” software vendors. Such firms cannot be dismissed as weak competitors.

86. It is possible, of course, that Oracle might occasionally be able to tell that a given customer is not able to replace PeopleSoft with an equally competitive seller. This does not change the Court’s conclusions. Section 7 requires proof of a likely “substantial” adverse impact on competition in a “line of commerce.” A de minimis impact will not suffice. Brown Shoe, 370 U.S. at 328; Gerlinger v. Amazon.com, Inc., 2004-1 Trade Cas. (CCH) ¶74, 363 at 98, 876 (N.D. Cal. 2004). Where, as here, there is only a possibility of sporadic post-merger effects on specific customers, antitrust intervention is inappropriate.

87. The Court also rejects Professor McAfee’s “merger simulation” as simplistic and unreliable. In the first place, this is nothing like the sophisticated merger simulations employed in cases like Staples and discussed in the current economic literature. See, e.g., Gregory J. Werden, Luke M. Froeb and David T. Scheffman, A Daubert Discipline for Merger Simulation, (Feb. 2004 draft available at www.ftc.gov/be/daubertdiscipline.pdf); Jerry A. Hausman & Gregory K. Leonard, Economic Analysis of Differentiated Products Mergers Using Real World Data, 5 Geo. Mason L. Rev. 321 (1997). Such models attempt to estimate the effects of mergers by calculating own- and cross-price elasticities from real-world data. In contrast, Professor McAfee’s model has only two data inputs, market shares (which he obtained from Professor Elzinga, and which are invalid because of the incorrect market definitions employed) and a crude estimate of the degree to which consumers currently capture surplus. The model will always predict a price increase from a merger, and paradoxically it will predict a greater price

ORACLE CORPORATION’S
	34	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

increase from a “three to two” merger the more competition thrives under the supposed pre-merger oligopoly conditions. This makes no sense. If, as the facts of this case indicate, competition thrives despite alleged oligopoly conditions, one should question the relationship between market structure and performance, not hard-wire into a merger simulation the belief that the number of competitors is the driver of market performance.

88. Professor McAfee’s model is also strikingly at odds with the observed behavior of buyers in the relevant markets. Rooted in auction theory, the model presumes that the number of “bidders” is a primary determinant of realized prices. EAS buyers, however, voluntarily limit the number of firms with which they negotiate prices, typically to one or two. Indeed, of the over 200 procurements Professor McAfee studied for his regressions, SAP, Oracle and PeopleSoft all went head-to-head against one another in less than two percent of the cases. The industry-standard practice of limiting the number of “bidders” would be highly irrational behavior if the assumptions of the McAfee model were reflective of market realities. In reality, EAS buyers do not conduct auctions, but rather engage in free-form simultaneous bilateral negotiations in which not only prices, but the nature and scope of the product sold, service commitments, terms and conditions, and other factors are negotiated. None of this complexity is captured by Professor McAfee’s model, rendering its results wholly unreliable and unpersuasive. See Concord Boat Corp. v. Brunswick Corp., 207 F.3d 1039, 1056 (8th Cit. 2000) (economic model that did not fit facts of industry was inadmissible); Heary Bros. v. Lightning Prot. Inst., 287 F. Supp. 2d 1038, 1066 (D. Ariz. 2003) (same).

89. In sum, the evidence provides no basis upon which the Court can find a likelihood of adverse unilateral effects from the proposed transaction. The “localized competition” premise of the theory does not apply, the Merger Guidelines’ analysis suggests there is not a unilateral effects problem, and the contentions of Plaintiffs’ experts that adverse unilateral effects would arise through price discrimination are unfounded.

ENTRY AND EXPANSION

90. Contemporary merger analysis recognizes that “[i]n the absence of significant [entry] barriers, a company probably cannot maintain supracompetitive pricing for

ORACLE CORPORATION’S
	35	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

any length of time,” even in a highly concentrated market. United States v. Baker Hughes Inc., 908 F.2d 981, 987 (D.C. Cir. 1990); see also California v. American Stores Co., 872 F.2d 837, 842-43 (9th Cir. 1989) (“[a]n absence of entry barriers into a market constrains anticompetitive conduct, irrespective of the market’s degree of concentration”). Likewise, if existing firms in the market can expand their output in response to the attempted exercise of market power, i.e., there are insignificant barriers to expansion, the sustained exercise of market power is unlikely. Rebel Oil Co. v. Atlantic Richfield Co. 51 F.3d 1421, 1441 (9th Cir. 1995).

91. Plaintiffs have vigorously asserted that entry into the “high-function” HRM and FMS markets would be time-consuming, difficult, and beyond the means of any potential vendors, even Microsoft. Plaintiffs’ entry arguments, however, are riddled with flaws and are unpersuasive.

92. In the first place, Plaintiffs relegate all EAS vendors other than SAP, Oracle and PeopleSoft into the category of potential competitors; that is, firms presently not in the relevant markets, and by hypothesis without the right products to compete for large and complex enterprises. This is incorrect. Firms such as Lawson, AMS, ADP and even Microsoft have already “entered” at least parts of the alleged markets. Plaintiffs acknowledge Lawson’s and AMS’s presence, and mostly seek to cabin them to parts of the relevant markets. Plaintiffs deny Microsoft’s presence, but the evidence shows that with its Axapta product Microsoft is already seeking EAS business from large (if not the very largest) enterprises, and has formed an alliance with BearingPoint to target companies in what Microsoft calls the “Corporate Account Space.” That is, by any definition, “entry,” even if in Microsoft’s case it is very recent entry. Accordingly, the question is not whether these firms can enter the alleged relevant markets, but whether as relatively small players today they can expand their positions to discipline the exercise of unilateral market power.

93. Second, the lesson to be learned from firms such as Lawson, AMS, Retek and SCT (to name a few), is that one does not need to become SAP, Oracle or PeopleSoft to enter and prosper in the alleged relevant markets. Plaintiffs consistently make the mistake of presuming one must duplicate the scale and scope of PeopleSoft to be a credible competitive

ORACLE CORPORATION’S
	36	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

alternative as a seller of “high-function” software. However, as Professor Hausman explained, the relevant question is whether it is feasible for firms not presently serving verticals or other parts of the market where unilateral market power might be exercised to move into those segments and compete away supracompetitive prices. (Tr. 3839:1-3842:2 (J. Hausman)). The success of vendors such as Lawson, AMS, Retek and SCT proves it is feasible, and that there are not significant barriers to entry or expansion into verticals. Whether it is feasible for a new entrant to replicate PeopleSoft is beside the point.

94. Third, Plaintiffs’ entry arguments have consistently misstated the relevant standard by which to judge the timeliness of entry or expansion. In their Trial Brief and elsewhere, Plaintiffs have cited the two-year standard of ¶ 3.2 of the Merger Guidelines. They neglect to mention, however, that ¶ 3.2 contains an exception for durable goods: “Where the relevant product is a durable good, consumers, in response to a significant commitment to entry, may defer purchases by making additional investments to extend the useful life of previously purchased goods and in this way deter or counteract for a time the competitive effects of concern. In these circumstances, if entry only can occur outside of the two year period, the Agency will consider entry to be timely so long as it would deter or counteract the competitive effects of concern within the two-year period and subsequently.” Id. EAS systems are durable goods, and the evidence shows that large enterprises can and do delay their purchases of new EAS systems for substantial periods of time, e.g., many years in the case of Plaintiffs’ witness Greyhound. This means a time period longer than two years must be used to assess entry and expansion in this case.

95. This is particularly significant in the consideration of Microsoft’s ongoing efforts to build an EAS business, which Plaintiffs (with Microsoft’s support) claim will not put Microsoft in the position to compete for large enterprise HRM and FMS business for several years, perhaps four or five. This argument is undermined factually by Microsoft’s present efforts to market its Axapta products to all but the very largest enterprises. But even putting that aside, were it true that Microsoft would not have a robust FMS and HRM offering for the large enterprise until 2007 or even 2009, the Court would still not dismiss Microsoft as an “untimely

ORACLE CORPORATION’S
	37	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

entrant.” Microsoft’s entry into the EAS business is already having profound competitive effects, not the least of which is this proposed acquisition. Furthermore, in a business where “vision” and future direction are so important to customer behavior, the prospect of a new, state of the art Microsoft EAS product in the relatively near future can be expected to cause some buyers to “defer purchases [of EAS systems] by making additional investments to extend the useful life of previously purchased goods,” and thereby to wait for the new Microsoft products. Merger Guidelines § 3.2. This is a phenomenon that creates current competitive pressure on the major EAS vendors, and it cannot be diminished by applying the “timeliness” branch of entry law in an overly-wooden and erroneous manner.

96. The Court finds Plaintiffs’ entry and expansion arguments unpersuasive. To the contrary, there appear to be no significant barriers to the kind of entry and expansion that would be required to protect buyers from post-merger competitive harm.

BUYER POWER

97. Even when the government is entitled to a presumption that an acquisition is likely to have anticompetitive effects, that presumption is rebuttable and can be defeated by evidence suggesting that the statistics on which the presumption is based may inaccurately predict the transaction’s probable effect on competition. See Baker Hughes, 908 F.2d at 984, 987. Those factors include the power and sophistication of the buyers involved. Id. at 986-87; United States v. Archer-Daniels-Midland Co., 781 F. Supp. 1400, 1422 (S.D. Iowa 2001); United States v. Country Lakes Foods, 754 F. Supp. 669, 673, 679-80 (D. Minn. 1990).

98. There is little likelihood that an acquisition will substantially lessen competition if the buyers are sophisticated and powerful because under those circumstances, even a vendor with market power is not likely to be able to exercise “power over price.” United States v. Baker Hughes, Inc., 731 F. Supp. 3, 11 (D.D.C. 1990), aff’d 908 F.2d at 981 (D.C. Cir. 1990); United States v. Archer-Daniels-Midland Co., 1991-2 Trade Case. (CCH) ¶ 69, 647 at 67, 918-19 (S.D. Iowa 1981); United States v. Syufy Enter., 903 F.2d 659, 663 (9th Cir. 1990) (Kozinski, J.) (describing government’s monopolization claim as “remarkable” where “the alleged victims are humongous national corporations with considerable market power of their

ORACLE CORPORATION’S
	38	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

own.”). The record here establishes that the alleged “vulnerable customers” – the largest and most sophisticated buyers of information technology in the world – have considerable buyer power. They are sophisticated negotiators (often supported by large consulting firms that are true specialists in the negotiation of EAS purchases), with genuine leverage, who use their size, power, and prospective value to the seller as references for future customers – and as future customers for additional products and services – to negotiate highly competitive prices.

99. Significantly, the primary sources of buyer leverage are unaffected by the proposed acquisition. They include: (a) the ability to make large purchases (both in terms of the types of software involved and the number of “seats”); (b) the ability to credibly threaten to divert some business to point solution providers or EAS vendor in other pillars; (c) the ability to provide reference value; (d) the ability to justify internal development or IT outsourcing initiatives that smaller companies would find uneconomic; (e) the ability to credibly threaten the “do nothing” option, and (f) the ability to offer or withhold future purchases, specified and unspecified. To be sure, having a viable competitive option to a vendor’s offering is also important, but many such options will remain post-merger, not the least of which will be SAP – the firm that most large enterprises turn to for these products. There is no reason to conclude that the loss of PeopleSoft as one competitive option will undermine the buyer leverage that is so evident today.

DYNAMIC COMPETITION AND INNOVATION

100. Finally, Plaintiffs claim that the acquisition is likely to chill innovation. The record provides no basis for this conclusion. To the contrary, the intensely dynamic nature of the relevant markets is another reason not to be concerned about adverse competitive effects.

101. In the first place, Plaintiffs’ innovation argument rests on a logical fallacy — that the exceedingly narrow product markets advanced to study price effects are the appropriate markets for assessing innovation effects. The government’s own Antitrust Guidelines for the Licensing of Intellectual Property adopt a different approach, choosing to address effects on innovation in “innovation markets” that capture all “research and development efforts, technologies, and goods that significantly constrain the exercise of market power with respect to

ORACLE CORPORATION’S
	39	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

the relevant research and development, for example by limiting the ability and incentive of a hypothetical monopolist to retard the pace of research and development.” U.S. Department of Justice and FTC, Antitrust Guidelines for the Licensing of Intellectual Property, available at http://www.usdoj.gov/atr/public/guidelines/ipguide.htm#t321. § 3.2.3. This is a reflection that the forces that promote innovation, and constrain efforts to slow the pace of innovation, are not necessarily contained in “goods markets” defined by the Merger Guidelines. The government has never even addressed innovation effects from this perspective, instead implying that as goes price competition, so goes innovation. This is contrary to the record evidence.

102. In this case, the evidence clearly shows that far more than rivalry for “high-function” customers drives innovation. As Professor Teece testified, the same code base is marketed by EAS vendors to large and medium-sized customers alike, requiring them to respond to innovations not only by those vendors serving the largest customers, but by market participants serving all substantial enterprises. These include the many point solution and best-of-breed providers that constantly push the state of the art in particular modules and functionalities. It also includes vertical specialists like AMS, Lawson and Retek. And of course it includes Microsoft, whose large investments in a new EAS code base built on the .NET platform (“Project Green”) would surely induce appropriate competitive responses. In short, the evidence shows this is a highly dynamic market in which the forces of innovation are omnipresent. In this environment, it is sheer speculation to claim that the acquisition of PeopleSoft would retard innovation. See United States v. Microsoft Corp., 253 F.3d 34, 49 (D.C. Cir. 2001) (“Rapid technological change leads to markets in which firms compete through innovation for temporary market dominance, from which they may be displaced by the next wave of product advancements.”) (internal quotations omitted).

103. The record also shows that Oracle has, and will continue to have, an incentive to engage in product innovation because it faces vigorous competition from much larger rivals at multiple levels of the technology “stack.” The emergence of the applications integration layer described by Dale Kutnick and Professor Teece is a clear example of this, having brought applications suite vendors into direct competition with middleware providers

ORACLE CORPORATION’S
	40	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

such as IBM. There is also clear evidence of “stack-based” competition among SAP, Oracle, IBM and Microsoft that will provide a continuing spur to innovation. This kind of competition is of fundamental importance to the relevant markets and cannot be ignored by asserting that it takes place “outside the market.” In fact, it undermines the government’s market definitions as well as its competitive effects analysis. FTC v. R.R. Donnelley & Sons Co., Civ. A. No. 90-1619 SSH 1990 WL 193674, at *4 (D.D.C. Aug. 27, 1990) (market definition should be expanded because the ability of a substitute product to compete “will be enhanced in the future because of further technological and market developments”).

104. In short, the record provides no basis for predicting that the acquisition will reduce innovation. To the contrary, innovation will help assure a competitive post-merger market.

HARM TO THE PEOPLESOFT INSTALLED BASE

105. As an additional adverse effect on competition, Plaintiffs claim that existing PeopleSoft customers could face migration costs, higher maintenance fees and a reduction in the quality of ongoing upgrades and enhancements should Oracle acquire PeopleSoft. Several current PeopleSoft customers backed this claim at trial, at least by expressing their fears of such an outcome. Nevertheless, this claim is both factually and legally deficient.

106. In the first place, the fears expressed by PeopleSoft customers do not relate to any alleged competition-reducing effects of the transaction. See generally Brunswick Corp. v. Pueblo Bowl-O-Mat, Inc., 429 U.S. 477, 488-89 (1977) (defining “antitrust injury” in the merger context as an injury which occurs “‘by reason of’ that which made the acquisitions unlawful”). Rather, they relate to the potential for the customer’s investment in PeopleSoft products to be stranded because those products may be harder to maintain indefinitely. Such harm (assuming it transpired) would be unrelated to any reduction in competition. That is, a customer’s investment in PeopleSoft products does not become stranded because the proposed competition is anticompetitive; it is stranded if the products are not maintained as long as PeopleSoft might maintain them, whether or not competition is harmed. A competitively benign

ORACLE CORPORATION’S
	41	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

acquisition of PeopleSoft by Oracle threatens the same stranded investment as a competitively harmful acquisition. See Tr. 2547:23-2548:2 (P. McAfee) (acknowledging that customers who had invested in the PeopleSoft platform would have incentives to oppose the proposed acquisition even if it did not harm competition). For this reason, the Court does not regard the potential for stranded investment to present an antitrust concern.

107. The Court also rejects the claim that Oracle would likely raise maintenance costs or reduce quality. In reaching this conclusion, the Court notes but does not rely on Oracle’s public commitments to support the current PeopleSoft products. Rather, the Court finds that Oracle’s economic incentives, and indeed the entire rationale for the PeopleSoft acquisition, require Oracle to maintain highly competitive support and maintenance practices.

108. Numerous courts have recognized that “systems level” competition for new customers and new business generally disciplines any temptations to exploit one’s “installed base” of “aftermarket” customers, whether or not such customers are locked-in by switching costs. As the Court said in SMS Sys. Maint. Servs. v. Digital Equip. Corp., 188 F.3d 11, 18 (1st Cir. 1999):

Reputation is important to a firm that constantly competes for new customers, and a manufacturer’s behavior in the aftermarket probably will be scrutinized by customers shopping for the firm’s products in the primary market. If the firm has a bad reputation, that will prompt potential customers to go elsewhere. Moreover, such a firm eventually will suffer defections from its installed base as well, for firms concerned with the long term cannot afford to bite the hands that feed them.

109. The evidence demonstrates that Oracle’s desire to compete for new customers and new business, and especially to convince the PeopleSoft customers to remain Oracle customers, would ensure highly competitive behavior toward the acquired installed base. After all (and as Plaintiffs are quick to point out), Oracle is not proposing to buy PeopleSoft for technology or other tangible assets, but rather for the installed base of customers. The acquisition would cease to make economic sense if Oracle turned around and exploited that installed base, a course of action that would most likely drive the current PeopleSoft customers to SAP or other competitors. These customers, it must be remembered, will eventually need to

ORACLE CORPORATION’S
	42	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

upgrade to something, either to Oracle products or others’. Oracle can expect to maintain them as customers only by behaving competitively at all times, including for whatever period passes before such customers make an upgrade decision.

EFFICIENCIES

110. “[E]conomic efficiency is one of the main goals of antitrust . . . .” Thomas B. Leary, Efficiences and Antitrust: A Story of Ongoing Evolution, ABA Section of Antitrust Law Fall Forum 2002, Washington, D.C. (Nov. 8, 2002)(available at http://www.ftc.gov/speeches/leary/efficienciesandantitrust.htm; visited July 7, 2004). The Merger Guidelines now explicitly provide for consideration of efficiencies in the evaluation of mergers under Section 7, noting, “Efficiencies generated through merger can enhance the merged firm’s ability and incentive to compete, which may result in lower prices, improved quality, enhanced service, or new products.” Merger Guidelines ¶ 4; quoted, United States v. Long Island Jewish Med. Ctr., 983 F. Supp. 121, 137 (E.D.N.Y. 1997). “Indeed, the primary benefit of mergers to the economy is their potential to generate such efficiencies.” Merger Guidelines ¶ 4. Assessment of efficiencies is increasingly common in court decisions involving antitrust challenges to mergers.

111. “In the context of a merger, efficiencies grow out of the ability of the combining firms to ‘better utilize existing assets’ through integration.” ABA Section of Antitrust Law, MERGERS AND ACQUISITIONS: UNDERSTANDING THE ANTITRUST ISSUES, 2D ED. at 175 (2004) (quoting Merger Guidelines ¶ 4). The two types of efficiencies “most commonly recognized in merger analysis are productive efficiencies and innovative efficiencies.” Id. at 176. The record in this case establishes, to any appropriate standard of proof, that the purpose and likely effect of the proposed acquisition are to capture very substantial efficiencies of this nature.

112. More specifically, the record shows clearly that Oracle reasonably contemplates that the acquisition will generate substantial cost savings (possibly exceeding $1 billion annually). These productive efficiencies derive from the opportunity to combine the duplicative research and development, sales and marketing and general and administrative infrastructures of the two organizations. (Tr. 3468:23-3470:2 (S. Catz)). Although more than

ORACLE CORPORATION’S
	43	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

$1 billion in annual savings may sound optimistic, even for an upside potential benchmark, the magnitude of these efficiencies derives from the undisputed fact that EAS is a high-fixed-cost/low-marginal-cost activity. By eliminating duplication in fixed costs, Oracle can save very large amounts of money while continuing to serve, and even improving its ability to serve, the R&D and support needs of the combined customer base.

113. These estimated cost savings dwarf by several orders of magnitude even the outside estimates of total potential anticompetitive harm asserted by Plaintiffs within the alleged “markets” for “high-function” FMS and HRM software. (Tr. 4416:9-4418:3 (Teece)). Thus, with headroom to spare, the cost efficiencies alone dwarf even the maximum range of any asserted anticompetitive effect. A fortiori, because the effects of the transaction will be procompetitive, efficiencies of this magnitude amply confirm the numerous other grounds for rejecting Plaintiffs’ Section 7 allegations.

114. Plaintiffs’ efficiencies expert, Professor Zmijewski, criticized the portion of these efficiencies attributable to the projected cost savings on the grounds that the projections are not sufficiently “substantiated” or “verified”, as the Merger Guidelines prescribe, and may include some costs that will vary with output. However, because PeopleSoft shifted its 2002 position in favor of a combination to one of implacable opposition to acquisition by Oracle, Oracle’s estimates of specific cost savings necessarily relied on publicly available information, as well as certain assumptions based upon Oracle’s careful assessment of its own knowledge and experience in the industry. (Tr. 3480:11-15 (S. Catz)). To demand more than that would mean that efficiencies in the form of cost savings could never be shown in unfriendly transactions.

115. Moreover, Oracle’s cost savings projections come with unusually powerful indicia of credibility. They were not prepared specifically for this proceeding but were instead the byproduct of overall financial projections prepared for consideration by Oracle’s board in evaluating the terms of its multi-billion dollar tender offers. (Tr. 3468:8-3470:25 (Catz)). Thus, they cannot be dismissed as self-serving. The sponsor of the cost savings projections testified under oath that they were “bottoms up” cost-savings projections (unrelated to the simultaneous “worst case” revenue projections), and there is no basis in the record for

ORACLE CORPORATION’S
	44	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

doubting the veracity of that testimony. (Tr. 3491:6-25 (Catz)). Indeed, Professor Zmijewski testified that he had formed no opinion to the contrary or that the projections were not accurate. (Tr. 4556:6-11; 4580:3-14 (Zmijewski)). In short, this record establishes that the proposed acquisition is likely to yield substantial cost efficiencies that will be used by Oracle in competing for sales of its products to all future customers, including the large customers with whose welfare the government is concerned.

116. The record also shows substantial opportunities for the second major type of efficiency, innovative efficiencies. “Innovative efficiencies arise when, for example, merging firms lower costs by eliminating duplicative research and development operations or by combining to expand the benefits of a superior technology.” MERGERS AND ACQUISITIONS, supra at 176. At each level of the technology stack in which Oracle competes (and hopes to compete), it is confronted by rivals with resources and scale that dwarf Oracle’s – i.e., Microsoft and IBM at the database level (Tr. 3436:3-7 (Catz)); IBM and SAP at the middleware level (Tr. 4143:16-4144:22 (Kutnick)); IBM, Microsoft and SAP at the burgeoning integration level (Tr. 4372:5-12 (Teece)); and SAP and Microsoft at the applications level.

117. The record is clear and incontrovertible that the rationale for the proposed acquisition is to enable Oracle to catch up to those larger rivals in terms of both resources and scope so that it can effectively compete with them in the future. There is uncontroverted testimony from Dr. Teece regarding the “virtuous cycle” that will result from allowing Oracle’s R&D costs to be spread over the enlarged customer base created by the acquisition, permitting Oracle to compete more effectively at more levels of the technology stack, enabling it to survive and intensify its expanding area of competition with IBM, Microsoft and SAP.

118. Finally, the record shows that those cost savings and the economies of scope achieved by the transaction are likely to be substantially shared with the very large organizations that the government refers to in its Complaint. Those organizations are the largest and most sophisticated purchasers of the database software, middleware, integration layer and applications software that Oracle sells and hopes to sell in competition with its much larger rivals.

ORACLE CORPORATION’S
	45	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

CONCLUSION

119. For the reasons stated above, the Court finds that Oracle’s proposed acquisition of PeopleSoft is unlikely to adversely affect competition in a line of commerce as required to justify a prohibition under Section 7 of the Clayton Act.

DATED: July 8, 2004	Respectfully submitted,

LATHAM & WATKINS LLP
J. Thomas Rosch Gregory P. Lindstrom Daniel M. Wall

ORACLE CORPORATION
Dorian Daley Jeffrey S. Ross

	By	/s/
Daniel M. Wall Attorneys for Defendant ORACLE CORPORATION

ORACLE CORPORATION’S
	46	PROPOSED CONCLUSIONS OF LAW
LATHAM & WATKINSLLP		CASE NO. C 04-807 VRW

PROOF OF SERVICE

United States of America, et al. v. Oracle Corporation

U.S.D.C., Northern District, San Francisco Division, Case No. C 04-0807 VRW

I am employed in the County of San Francisco, State of California. I am over the age of 18 years and not a party to this action. My business address is Latham & Watkins LLP, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111-2562.

ORACLE CORPORATION’S PROPOSED CONCLUSIONS OF LAW

The following parties were served electronically on July 8, 2004 by simultaneously efiling the above-referenced document(s) with the United States District Court, Northern District of California, Case No. 04-CV-0807 VRW:

• Stephen D. Alexander	alexast@ffhsj.com
• Jason T. Anderson	janderson@carrferrell.com
• Alan Michael Barr	abarr@oag.state.md.us
• Gary Honick	ghonick@oag .state.md.us
• Todd A. Sattler	tsattler@state.nd.us
• John Robert Tennis	jtennis@oag.state.md.us
• Kristen Marie Olsen	kristen.olsen@state.mn.us
• Mark Bernard Tobey	mark.tobey@oag.state.tx.us
• Kyle David Andeer	kyle.andeer@usdoj.gov
• Pamela P. Cole	pam.cole@usdoj.gov
• Chad S. Hummel	chummel@manatt.com
• Theresa K. Hankes	hankes.theresa@dorsey.com
• Hway-Ling Hsu	hhsu@be-law.com
• Robert J. Katerberg	Robert.Katerberg@usdoj.gov
• Andrew Thomas Mortl	amortl@glynnfinley.com
• Jeremy Todd Elman	jelman@fenwick.com
• David M. Lisi	dlisi@fenwick.com
• Conrad John Smucker	conrad.smucker@usdoj.gov
• Emmett C. Stanton	estanton@fenwick.com
• James Clayton Owens	jowens@cgsh.com
• David Jacques Smith	smithdj@arentfox.com
• John Mark Gidley	mgidley@whitecase.com
• Rajeev Kumar Malik	rmalik@whitecase.com
• Jennifer Lynne Edwards	jeedwards@ag.state.oh.us
• Beth Ann Finnerty	bfinnerty@ag.state.oh.us
• Mitchell Lee Gentile	mgentile@ag.state.oh.us
• Jay L. Himes	jay.himes@oag.state.ny.us
• Timothy E. Moran	timothy.moran@ago.state.ma.us
• Gary Leland Reback	greback@carrferrell.com
• Michael J. Bettinger	mikeb@prestongates.com
• Erica L. Craven	elc@lrolaw.com
• Shawn Hanson	shanson@jonesday.com
• Karl Olson	ko@lrolaw.com
• Arturo Esteban Sandoval	asandoval@mwe.com
• Matthew P. Vandall	mvandall@jonesday.com
• William Harrison Wright	whwright@hhlaw.com
• George A. Yukas	gyuhas@Orrick.com

LATHAM & WATKINSLLP ATTORNEYS AT LAW SAN FRANCISCO	1	PROOF OF SERVICE CASE NO. C 04-0807 VRW

On July 9, 2004, I will serve a true copy of the following document(s) described as:

ORACLE CORPORATION’S PROPOSED CONCLUSIONS OF LAW

to the party listed on the attached service list by First Class Mail:

•	SEE ATTACHED SERVICE LIST

I declare that I am employed in the office of a member of the Bar of, or permitted to practice before, this Court at whose direction the service was made and declare under penalty of perjury that the foregoing is true and correct.

Executed on July 8, 2004, at San Francisco, California.

/s/
LINDA C. TAM

LATHAM & WATKINSLLP ATTORNEYS AT LAW SAN FRANCISCO	2	PROOF OF SERVICE CASE NO. C 04-0807 VRW

SERVICE LIST

United States of America, et al. v. Oracle Corporation

U.S.D.C., Northern District, San Francisco Division, Case No. C 04-0807 VRW

Renata B. Hesse, Chief

N. Scott Sacks, Assistant Chief

R. Hewitt Pate, Assistant Attorney General

J. Bruce McDonald, Deputy Assistant, AG

Claude F. Scott, Jr., Trial Attorney

UNITED STATES DEPARTMENT OF JUSTICE

Antitrust Division

Networks & Technology Enforcement Section

Patrick Henry Building

601 D Street, Suite 1200

Washington, DC 20530

Telephone: (202) 307-6200

Facsimile:  (202) 616-9937

Counsel for Plaintiff United States of America

Mark J. Bennett, Attorney General

DEPARTMENT OF THE ATTORNEY GENERAL

425 Queen Street

Honolulu, HI 96813

Telephone: (808) 586-1282

Facsimile:  (808) 586-1239

Counsel for Plaintiff State of Hawaii

Greg Abbott, Attorney General

Barry R. McBee, First Assistant Attorney General

Edward D. Burbach, Deputy Atty General for Lit.

Kim Van Winkle, Assistant Attorney General

OFFICE OF THE ATTORNEY GENERAL

P.O. Box 12548

Austin, TX 78711-2548

Telephone: (512) 463-2185

Facsimile:  (512) 320-0975

Counsel for Plaintiff State of Texas

Phillip H. Warren, Chief

Phillip R. Malone, Trial Attorney

UNITED STATES DEPARTMENT OF JUSTICE

Antitrust Division

450 Golden Gate Avenue, Room 10-0101

San Francisco, CA 94102

Telephone: (415) 436-6660

Facsimile:  (415) 436-6687

Counsel for Plaintiff United States of America

Thomas F. Reilly, Attorney General

Consumer Protection and Antitrust Division

One Ashburton Place

Boston, MA 02108

Telephone: (617) 727-2200, Ext. 2516

Facsimile:  (617) 727-5765

Counsel for Plaintiff The Commonwealth of Massachusetts

J. Joseph Curran, Jr., Attorney General

Ellen S. Cooper, Assistant Attorney General Chief

OFFICE OF THE ATTORNEY GENERAL

Antitrust Division

200 St. Paul Place, 19th Floor

Baltimore, MD 21202

Telephone: (410) 576-6470

Facsimile:  (410) 576-7830

Counsel for Plaintiff State of Maryland

LATHAM & WATKINSLLP ATTORNEYS AT LAW SAN FRANCISCO	3	PROOF OF SERVICE CASE NO. C 04-0807 VRW

Wayne Stenehjem, Attorney General

Consumer Protection and Antitrust Division

OFFICE OF THE ATTORNEY GENERAL

600 E. Boulevard Avenue, Dept. 125

Bismark, ND 58505-0040

Telephone: (701) 328-2811

Facsimile:  (701) 328-3535

Counsel for Plaintiff State of North Dakota

Michael Cox, Attorney General

Paul F. Novak, Assistant Attorney General

Special Litigation Division

MICHIGAN DEPT. OF ATTORNEY GENERAL

P.O. Box 30212

Lansing, MI 48909

Telephone: (517) 335-4809

Facsimile:  (517) 373-9860

Counsel for Plaintiff State of Michigan

Richard Blumenthal, Attorney General

Steven M. Rutstein, Assistant Attorney General

Clare E. Kindall, Assistant Attorney General

OFFICE OF THE ATTORNEY GENERAL

Antitrust Department.

55 Elm Street

Hartford, CT 06106

Telephone: (860) 808-5169

Facsimile:  (860) 808-5033

Counsel for Plaintiff State of Connecticut

Eliot Spitzer, Attorney General

OFFICE OF THE ATTORNEY GENERAL OF NEW YORK

120 Broadway, 26th Floor

New York, NY 10271

Telephone: (212) 416-8282

Facsimile:  (212) 416-6015

Counsel for Plaintiff State of New York

Jim Petro, Attorney General

Antitrust Section

OFFICE OF THE ATTORNEY GENERAL

150 E. Gay Street, 20th Floor

Columbus, OH 43215

Telephone: (614) 466-4328

Facsimile:  (614) 995-0266

Counsel for Plaintiff State of Ohio

LATHAM & WATKINSLLP ATTORNEYS AT LAW SAN FRANCISCO	4	PROOF OF SERVICE CASE NO. C 04-0807 VRW